Exhibit 99.12

EXECUTION VERSION

INTERIM INVESTORS AGREEMENT

This INTERIM INVESTORS AGREEMENT (this “Agreement”) is made as of March 2, 2026 by and among Stallion Intermediate Corporation, a Delaware corporation (“Parent”), Stallion MergerSub Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), WCAS XIV, L.P., a Delaware limited partnership (the “WCAS Investor”), Mr. Robert A. Ortenzio, a United States citizen (“Mr. Ortenzio”), and Mr. Martin F. Jackson, a United States citizen (“Mr. Jackson” and, together with Mr. Ortenzio, the “Management Parties”; the WCAS Investor and the Management Parties are collectively referred to herein as the “Investors”).

RECITALS

1.          On November 24, 2025, Mr. Ortenzio submitted an indication of interest to the board of directors of Select Medical Holdings Corp., a Delaware corporation (the “Company”), pursuant to which Mr. Ortenzio proposed to acquire all of the issued and outstanding shares of common stock of the Company not already owned by the Management Parties and certain other parties related thereto.

2.          On the date hereof, the Company, Parent and Merger Sub have entered into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and this Agreement, the “Merger Agreement”), pursuant to which (a) at the Effective Time, Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease and (c) the Company shall continue as the surviving corporation and a direct wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth therein.

3.          On the date hereof and concurrently with the execution and delivery of the Merger Agreement, the WCAS Investor has entered into an equity commitment letter in favor of Parent (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and this Agreement, the “Equity Commitment Letter”), pursuant to which the WCAS Investor has agreed, subject to the terms and conditions set forth therein, to contribute to or invest in Parent an Equity Commitment as set forth therein.

4.          On the date hereof and concurrently with the execution and delivery of the Merger Agreement, each Management Party has entered into a rollover agreement with Parent (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Rollover Agreements”), pursuant to which (a) each Management Party shall contribute to Parent certain Rollover Shares held by such Management Party in exchange for the issuance by Parent to the Management Party of a number of newly issued shares of common stock of Parent as set forth in each applicable Rollover Agreement and (b) such Management Party shall be deemed to have waived any and all rights under the Merger Agreement to receive the Merger Consideration in exchange for such Rollover Shares.

5.          On the date hereof and concurrently with the execution and delivery of the Merger Agreement, the WCAS Investor has entered into a limited guaranty in favor of the Company (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Limited Guarantee” and, together with the Merger Agreement, the Equity Commitment Letter, the Rollover Agreements and the other agreements, instruments and documents contemplated hereby and thereby, the “Transaction Documents”), pursuant to which the WCAS Investor has agreed, subject to the terms and conditions set forth therein, to guarantee certain obligations of Parent under the Merger Agreement.

6.          The Investors, Parent, and Merger Sub wish to agree to certain terms and conditions that will govern certain actions of Parent and Merger Sub and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letter, the Rollover Agreements, the Limited Guarantee and the other Transaction Documents and the transactions contemplated by each of the foregoing.

AGREEMENT

Therefore, Parent, Merger Sub and each Investor hereby agree as follows:

1.	EFFECTIVENESS; DEFINITIONS.

1.1.          Effectiveness.  This Agreement is effective on the date hereof and shall terminate (except with respect to Section 1.1, Section 1.2, Section 2.6, Section 2.11, Section 3 and Section 4, all of which shall survive the termination of this Agreement in accordance with the terms hereof) upon the earliest to occur of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms; provided, that any liability for failure to comply with the terms of this Agreement, and any and all accrued rights and benefits prior to such termination, shall survive such termination.

1.2.          Definitions; Interpretation.  Capitalized terms used in this Agreement shall have the meanings given to them in this Agreement or, if not defined herein, in the Merger Agreement. As used in this Agreement, (a) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and (b) the term “or” is not exclusive and has the meaning represented by the phrase “and/or”.  The section headings of this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  The parties hereto have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Parent, Merger Sub and the Investors, and no presumption or burden of proof shall arise favoring or disfavoring Parent, Merger Sub or any Investor by virtue of the authorship of any provision of this Agreement.

2.	AGREEMENTS AMONG THE INVESTORS.

2.1.          Actions Under the Merger Agreement.  Subject to the other terms of this Agreement (including Section 2.2, Section 2.3, and Section 2.10 and this Section 2.1), the Investors hereby agree that Parent, acting at the direction of the WCAS Investor, shall be authorized to take or refrain from taking, and may cause Merger Sub to take or refrain from taking, any action, with respect to the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby (the “Transactions”); provided, that (a) in no event shall Parent or Merger Sub (i) amend, supplement or modify the Merger Agreement in a manner adverse to any Investor in any material respect (including in a manner that increases the aggregate Merger Consideration or increases any Investor’s liability with respect to the Merger Agreement) without the consent of each Investor affected thereby (such consent not to be unreasonably withheld, conditioned or delayed) or (ii) waive the condition to Closing set forth in Section 8.2(c) of the Merger Agreement (Company Material Adverse Effect) (the “MAE Closing Condition”) without the consent of each Investor and (b) Parent and Merger Sub shall, to the extent reasonably practicable and at the direction of the WCAS Investor, consult with each Investor prior to the taking of or refraining from taking any material action under the Merger Agreement (including, for the avoidance of doubt, amending, supplementing or modifying the Merger Agreement in a manner adverse to any Investor) and shall consider each Investor’s views in good faith. Each Investor shall keep each other Investor regularly informed of any material developments or material discussions of which such Investor, Parent or Merger Sub (as applicable) is aware or in which such Investor, Parent or Merger Sub, as applicable, participates, respectively relating to the Merger Agreement or the Transactions, the Company or its business from the date hereof and until Closing (it being agreed that the failure to so consult or inform shall not relieve any Investor of its obligations hereunder).  Without limiting the foregoing or Section 2.10, Parent, acting at the direction of the WCAS Investor, shall make all determinations as to all actions and decisions with respect to the Merger Agreement and the other Transaction Documents, as applicable, including any actions or decisions necessary for Parent or Merger Sub to comply with its obligations, satisfy its closing conditions or exercise its rights with respect to the Merger Agreement and the other Transaction Documents.  In furtherance of the foregoing, the parties hereto agree that Parent, acting at the direction of the WCAS Investor after consultation with the Management Parties and without limitation, may (A) other than with respect to the MAE Closing Condition, determine whether or not any of the closing conditions specified in Section 8.1 or Section 8.2 of the Merger Agreement have been satisfied (collectively, the “Closing Conditions”), (B) waive compliance with any of the covenants, agreements or Closing Conditions (other than the MAE Closing Condition) contained in the Merger Agreement or the conditions to Parent’s obligations under any of the other Transaction Documents, (C) except as otherwise expressly provided in this Section 2.1 and Section 2.3, amend or modify the Merger Agreement or the other Transaction Documents, (D) except as expressly provided in Section 2.10, control, direct and settle any Proceeding arising in connection with the Transactions (including amending or modifying the Merger Agreement or other Transaction Documents in connection therewith); provided that Parent, acting at the direction of the WCAS Investor, shall not have the right to settle or resolve any Proceeding arising in connection with the Transactions without the consent of each Investor (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent any such settlement does not include an admission of liability or wrongdoing on the part of any such Investor and imposes only the payment of monetary damages on Parent for which no Investor may be personally liable, (E) subject to the terms of Section 2.2 and Section 2.3, negotiate the terms of the Debt Financing, the Equity Financing and any of the ancillary agreement or arrangement contemplated by the Merger Agreement, (F) determine to close the transactions contemplated by the Merger Agreement and (G) exercise Parent’s rights to terminate the Merger Agreement or the other Transaction Documents in accordance with the terms thereof.

2.2.          Actions with respect to Debt Financing.  Parent shall have the authority to take or refrain from taking any action on or prior to the Closing Date with respect to the Debt Financing, including to (a) negotiate definitive agreements relating to the Debt Financing required to consummate the Transactions and (b) arrange for and market the Debt Financing, including in respect of the permanent financing contemplated thereby and agreeing to the financial terms of such financing on terms consistent with the Debt Commitment Letter or on such additional or modified terms as Parent shall determine (collectively, the “Debt Financing Documents”); provided that, (i) Parent, acting at the direction of the WCAS Investor, and each Investor shall provide the other Investors with reasonably prompt updates on the status of the efforts to obtain the Debt Financing and enter into any related definitive documentation and shall keep each other Investor reasonably informed of any proposed material changes to or material developments or material discussions of which Parent or such Investor is aware with respect to the Debt Financing (it being agreed, however, that the failure to provide such updates or information shall not relieve any Investor of its obligations under this Agreement, including Section 2.3, or the Equity Commitment Letter), (ii) Parent, acting at the direction of the WCAS Investor, shall not amend or otherwise modify the Debt Commitment Letter if such amendment would disproportionately and adversely affect any Investor in a material manner without the prior written consent of such Investor (not to be unreasonably withheld, conditioned or delayed) and (iii) Parent, acting at the direction of the WCAS Investor, will not enter into any Debt Financing Document without the prior written consent of each Management Party (not to be unreasonably withheld, conditioned or delayed).

2.3.          Actions with respect to Equity Financing. The WCAS Investor hereby affirms and agrees that it has executed an Equity Commitment Letter as of the date hereof and is bound by the provisions set forth in the Equity Commitment Letter.  The WCAS Investor agrees that it will comply with its obligations under the Equity Commitment Letter and use its reasonable best efforts, subject to the terms and conditions of this Agreement and the Merger Agreement, to cause Parent to comply with its obligations under Section 7.13 of the Merger Agreement related to the Equity Financing.  Each of the Investors hereby acknowledges and agrees that the equity securities of Parent that the WCAS Investor purchases at the Closing pursuant to its Equity Commitment shall be ascribed the same per share value as the Rollover Shares issued to the Management Investors at Closing (being the Merger Consideration per Rollover Share).

2.4.          [Reserved.]

2.5.          Notice of Closing; Other Notices.  (a) Parent, acting at the direction of the WCAS Investor, shall provide each Investor with not less than 5 Business Days’ prior written notice of the Closing Date and (b) Parent, acting at the direction of the WCAS Investor, and each Investor shall use commercially reasonable efforts to notify each other Investor of any other material developments with respect to the Merger Agreement or the Transaction within two Business Days of Parent, Merger Sub or such Investor (as applicable) becoming aware of such development; provided, that the failure to provide such notice shall not relieve any Investor of its obligations under this Agreement, including Section 2.3, or the Equity Commitment Letter, as applicable.

2.6.          Expense Reimbursement.

(a)          In the event the Transactions are consummated, and unless otherwise specified in this Agreement or an advisor agreement for which any Investors have a joint engagement letter, and without duplication of any expense reimbursement under the Equity Commitment Letter or any Rollover Agreement, Parent shall, and the Investors shall cause Parent or its applicable designee to, reimburse all reasonable and documented out-of-pocket expenses of the Investors incurred in conducting diligence, the negotiation, execution and delivery of the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee, the Rollover Agreements, this Agreement and any other Transaction Documents and otherwise in connection with the Transactions or their respective investment in Parent, including filing fees and fees and expenses of consultants, lawyers and tax, financial and accounting advisors and a resource group services fee payable to an affiliate of the WCAS Investor in an amount equal to $11 million (collectively, the “Transaction Expenses”).  In the event that the Merger Agreement is terminated in accordance with the terms thereof, then (x) each Investor shall bear its own Transaction Expenses but in no event shall any Investor have any obligation or liability with respect to any Transaction Expenses of any other Investor and (y) the WCAS Investor shall be responsible for the fees and expenses incurred or paid by Parent.

(b)          In the event that the Merger Agreement is terminated in accordance with the terms thereof and the Company Termination Fee is payable by the Company or any of its Affiliates or Subsidiaries to Parent or any of its designees pursuant to the Merger Agreement, or any other amounts other than the Company Termination Fee are payable to, or at the direction of or to the designees of, Parent or Merger Sub under or with respect to the Merger Agreement, such payment shall be applied (i) first, to pay or reimburse each Investor for its Transaction Expenses in proportion to its respective Funding Percentage, (ii) second, to the extent of any excess amount after the payment or reimbursement described in clause (i) hereof, to pay any remaining Transaction Expenses and (iii) third, to the extent of any excess amount after the payment or reimbursement described in clauses (i) and (ii) hereof, to each Investor in proportion to its Funding Percentage.

2.7.          Representations, Warranties and Covenants of Each Investor.  Each Investor hereby represents and warrants and covenants (as applicable), severally and not jointly, as of the date hereof and as of the Closing Date, that:

(a)          (i) solely with respect to the WCAS Investors, as of the date hereof, the WCAS Investor has, and at the Closing will have, sufficient cash, available lines of credit, unfunded capital commitments or other sources of immediately available funds to fulfill the WCAS Investor’s obligations hereunder and under the Equity Commitment Letter and the Limited Guarantee in accordance with the terms and subject to the conditions set forth herein and therein; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and (if such Investor is an entity) do not contravene any provision of such Investor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law or contractual restriction binding on such Investor or its assets; (iii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by such Investor (other than those contemplated by the Merger Agreement) have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement; and (iv) this Agreement constitutes a legal, valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and (2) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or in equity).

(b)          Such Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of acquiring the equity interests of the Company, including the risk that such Investor could lose the entire value of the equity interests of the Company, and has so evaluated the merits and risks of such purchase. Such Investor has been given access to the kind of information and the documents concerning the Company and has been afforded the opportunity to ask questions of, and to receive answers from, Parent and the Company regarding Parent, the Company and their respective subsidiaries (in each case, to the extent Parent possess such information). Such Investor has received all information which it believes to be necessary in order to reach an informed decision as to the advisability of acquiring the equity interests of the Company and has had answered to the Investor’s reasonable satisfaction any and all questions regarding such information. Such Investor has made such independent investigation of Parent, the Company, each of their management and related matters as such Investor deems to be necessary or advisable in connection with the acquisition of the equity interests of the Company and is able to bear the economic and financial risk of acquiring the equity interests of the Company (including the risk that such Investor could lose the entire value of the equity interests of the Company). Such Investor did not make a decision to acquire the equity interests of the Company as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, any seminar or meeting, or any general solicitation of a subscription of the equity interests of the Company by a person not previously known to such Investor. Such Investor acknowledges that neither Parent, the Company nor any of their respective Affiliates has rendered or will render any securities valuation advice or other advice to such Investor, and such Investor is not agreeing to acquire the equity interests of the Company in reliance upon, or with the expectation of, any such advice.

(c)          Solely with respect to the Investors, except for (i) customary confidentiality agreements entered into by and among the Investors or their Affiliates, or among any Portfolio Company affiliated with such Investor and the Company or their Affiliates, (ii) any employment, compensation or benefits agreement or arrangement or director or officer indemnification agreement with the Company or their Affiliates, (iii) with respect to the WCAS Investor, a resource group services agreement to be entered into at the Closing with an affiliate of the WCAS Investor in form and substance reasonably satisfactory to each Management Investor and (iv) any agreement, arrangement or understanding entered into by such Investor with any other Investor or such other Investor’s Affiliates that has been expressly disclosed to the Investors and Parent in writing prior to the date hereof, neither it nor any of its Affiliates has entered into (or agreed to enter into) or, prior to the termination of this Agreement pursuant to Section 1.1, will enter into (or agree to enter into), any agreement, arrangement or understanding with any of the Company or any Affiliate thereof, any other Investor or any other potential investor, acquiror or group of potential investors or acquirors or Parent or any of its Subsidiaries, in each case, with respect to the subject matter of this Agreement, the Merger Agreement or the Transactions or with respect to acquiring any portion of the assets of the Company or any of its Subsidiaries other than this Agreement, any Transaction Document and any agreement contemplated by this Agreement.

(d)          Each Investor specifically understands and agrees that no Investor has made or will make any representation or warranty with respect to the terms, value or any other aspect of the transactions contemplated hereby, and each Investor explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, each Investor specifically acknowledges, represents and warrants that it is not relying on any other Investor (i) for its due diligence concerning, or evaluation of, Parent, the Company or their respective assets or businesses, (ii) for its decision with respect to making any investment contemplated hereby or (iii) with respect to tax and other economic considerations involved in such investment.

(e)          Subject to the other terms of this Agreement and the Transaction Documents, as applicable, that expressly limit an Investor’s obligations to consummate the Transactions, each Investor shall assist and cooperate in all commercially reasonable respects with the other parties hereto in doing all things necessary, proper or advisable to consummate and make effective the Transactions. Without limiting the generality of the foregoing, the Investors shall cooperate in good faith and use their reasonable best efforts to (i) agree upon the final structure for implementation of the Transactions (including the Rollover) and for the Investors’ indirect ownership of the Company after the Closing, (ii) negotiate and, at the Closing, enter into customary definitive equityholder and governance documentation with respect to their indirect ownership of the Company after the Closing and (iii) take such other actions as are reasonably necessary or advisable to implement such final structure and consummate the Transactions accordingly, including entering into any additional agreements or documents and amending existing agreements (including the Rollover Agreements).

(f)          The information supplied or to be supplied by or on behalf of such Investor to be contained in or incorporated by reference in the Proxy Statement or the Schedule 13e-3 to be filed by the Company with the SEC will not, on the date the Proxy Statement and the Schedule 13e-3 is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing sentence, no representation or warranty is made by such Investor with respect to any information or statement made or incorporated by reference in the Proxy Statement or the Schedule 13e-3 that was not supplied by or on behalf of such Investor for use therein.

2.8.          Representations and Warranties of Parent, and Merger Sub.

(a)          Each of Parent and Merger Sub hereby represents and warrants as of the date hereof, that (i) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of Parent’s or Merger Sub’s limited partnership agreement, charter, bylaws or similar organizational documents or any Law or contractual restriction binding on such party or its assets; and (ii) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against such party in accordance with its terms, subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and (2) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or in equity).  Except as permitted under Section 2.2 and Section 2.3, neither Parent nor any of its subsidiaries (including Merger Sub) has entered into (or agreed to enter into) or, prior to the termination of this Agreement pursuant to Section 1.1, will enter into (or agree to enter into), any agreement, arrangement or understanding with any of the Investors or any other potential investor, acquiror or group of potential investors or acquirors, in each case with respect to the subject matter of this Agreement, the Merger Agreement or the Transactions or with respect to acquiring any portion of the assets of the Company or any of its subsidiaries other than this Agreement, the Merger Agreement, the Equity Commitment Letter and the Rollover Agreements and any agreement contemplated by this Agreement.

2.9.          Exclusivity.  From the date hereof until the termination of the Merger Agreement in accordance with its terms, other than transfers and assignments that are made in accordance with this Agreement, the Equity Commitment Letter and the Rollover Agreements, as applicable, no Investor and none of such Investor’s Affiliates shall enter into any agreement, arrangement or understanding with any other potential investor or acquiror or group of investors or acquirors or the Company or any of their respective representatives or Affiliates (i) with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company or any of its subsidiaries (including any transaction that involves a material portion of the assets of the Company or any of its subsidiaries) or (ii) that shall constitute a Company Acquisition Proposal under the Merger Agreement.

2.10.          Efforts.

(a)          Subject to the terms and conditions set forth in this Agreement and the Merger Agreement, each of the Investors shall cooperate with the other Investors, Parent and Merger Sub and use (and shall cause its Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to enable Parent to comply with its obligations under Section 7.5 of the Merger Agreement, including, subject to the provisions of this Section 2.10 and the Merger Agreement, furnishing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity, in each case, that are required to be obtained or made by the Company, Parent, Merger Sub or their respective Affiliates, in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement, including the Company Approvals and clearance under the HSR Act.  Subject to applicable Laws (including relating to the exchange of information) and the terms of the Merger Agreement, Parent, at the direction of the WCAS Investor, shall have the right to direct all matters with any Governmental Entity consistent with its obligations under the Merger Agreement.

(b)          Subject to applicable Law and the terms of the Merger Agreement, each Investor shall, upon request by Parent, acting at the direction of the WCAS Investor, furnish Parent as promptly as reasonably practicable with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13e-3 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their Subsidiaries to any third party or any Governmental Entity pursuant to the Merger Agreement or in connection with the Merger or the other transactions contemplated by the Merger Agreement.

(c)          Subject to applicable Laws and the terms of the Merger Agreement and as required by any Governmental Entity, Parent, acting at the direction of the WCAS Investor, shall keep each Investor apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, including promptly notifying the Investors of any substantive or material communication with any other Governmental Entity and promptly furnishing the Investors with copies of notices or other communications received by Parent, Merger Sub or the Company, as the case may be, or any of Parent’s Subsidiaries, from any third party or any Governmental Entity with respect to the Mergers and the other transactions contemplated by the Merger Agreement.  Upon actual knowledge of any change, fact or condition that constitutes a Company Material Adverse Effect, any material delay or impairment of the ability of the parties thereto to consummate the Merger and the other transactions contemplated by the Merger Agreement or of any failure of any condition to Parent’s obligations to effect the Merger, each Investor shall give notice to each other Investor as promptly as reasonably practicable.  None of the Investors shall, and shall not permit any of its officers or any other representatives or agents to, participate in any meeting, telephone call, or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the Merger Agreement unless it consults with Parent and the other Investors in advance.

(d)          The Investors shall not take any action inconsistent with their obligations under this Agreement that would reasonably be expected to materially hinder or delay the consummation of the Transactions; provided, that it is understood and agreed that the foregoing shall in no event apply to any actions of any Affiliate of any Investor (including any Subsidiary of any Investor or any equity interest of such Subsidiary) or any Portfolio Company of any Investor, other than, in each case, Parent, the Company or any of their respective Subsidiaries, as applicable. The Investors, Parent and Merger Sub shall cooperate in good faith with the other Investors, Parent, Merger Sub and the Company in connection with the obligations set forth in this Section 2.10.

2.11.          Indemnification.  In the event that the Merger is consummated in accordance with the terms of the Merger Agreement, from and after the Closing and to the fullest extent permitted by applicable Law, the Investors shall cause Parent and its Subsidiaries to indemnify and hold harmless, and advance expenses when and as requested to, any Indemnified Party if such Indemnified Party is made or threatened to be made a party or is otherwise involved in any stockholder litigation brought or threatened against any Indemnified Party, Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of their respective directors or officers relating to the Transactions (such litigation, a “Transaction Litigation”) in any capacity from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement (including all interest, taxes, assessments and other charges in connection therewith) incurred by such Indemnified Party in connection therewith.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 2.11 shall not be deemed exclusive of any other rights to indemnification or advancement of expenses that the Indemnified Party may now or in the future be entitled under this Agreement or any Transaction Document.  To the fullest extent permitted by applicable Law, the Investors shall cause Parent and its Subsidiaries to pay the reasonable and documented out-of-pocket expenses (including attorneys’ fees) incurred by any Indemnified Party or on its behalf in defending any Transaction Litigation in advance of its final disposition (subject to customary undertakings).

3.	DEFINITIONS

. For purposes of this Agreement, the following terms shall have the following meanings:

“Equity Commitment” shall mean the aggregate value of the WCAS Investor’s equity commitment as set forth in the Equity Commitment Letter.

“Funding Percentage” shall mean (a) with respect to the WCAS Investor, the percentage obtained by dividing the WCAS Investor’s Equity Commitment by the Total Commitments and (b) with respect to each Management Party, the percentage obtained by dividing such Management Party’s Rollover Commitment by the Total Commitments, in the case of each of clauses (a) and (b), as may be adjusted to reflect actual funding at the Closing and subsequent sales of equity interests by the Investors.

“Portfolio Company” means, with respect to any Investor, any portfolio company (as such term is commonly used in the private equity industry) in which such Investor or any of its respective Affiliated or managed investment funds or other vehicles has made a direct or indirect equity or debt or similar investment.

“Rollover Commitment” shall mean, with respect to each Management Party, an amount equal to the product of the number of such Management Party’s Rollover Shares multiplied by the Merger Consideration that would have been payable in respect of such Rollover Shares if such shares would have been treated as Eligible Shares under the Merger Agreement.

“Total Commitments” shall mean, collectively, the Equity Commitment and Rollover Commitments of all Investors.

4.	MISCELLANEOUS.

4.1.          Amendment; Waiver.  Subject to the provisions of applicable Law, at any time prior to the consummation of the Transactions, the parties may modify or amend this Agreement by written agreement signed by Parent, Merger Sub, and each of the Investors, and executed and delivered by duly authorized officers of the respective parties.  Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement.  Any waiver must be in writing and signed by the party charged therewith.

4.2.          Severability.  The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of any other provision hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.3.          Specific Performance.  The parties hereto acknowledge and agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each party hereto agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to seek (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.  Each party hereto further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.3, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  The parties hereto acknowledge and agree that the right of specific performance contemplated by this Section 4.3 is an integral part of the transactions contemplated hereunder, and without that right, none of Parent or the Investor would have entered into this Agreement.

4.4.          No Recourse.  This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  No former, current or future officers, employees, directors, partners, equity holders, managers, members, attorneys, agents, advisors, Affiliates or other Representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated by this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith.  In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with the transactions contemplated by this Agreement shall be sought or had against any Non-Recourse Party, except for claims that any party may assert against  another party to this Agreement solely in accordance with, and pursuant to the terms and conditions of, this Agreement.  Notwithstanding anything to the contrary herein, no party hereto hereby waives any right to enforce its rights granted hereunder or granted under the Merger Agreement or any of the other agreements or documents to be entered into among the Investors, Parent or their respective Affiliates in connection with the Transactions against any other party thereto, and any exhibits, schedules, or other attachment thereto and any documentation implementing any of the terms thereof, against any other party thereto.

4.5.          Governing Law and Venue; Waiver of Jury Trial.

(a)          THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS, RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH LAWS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b)          The parties hereto irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event that such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) located in New Castle County in the State of Delaware or the United States District Court for the District of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such a Delaware state or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding by sending notice in accordance with Section 4.9 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS REFERRED TO HEREIN OR THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTEMPLATED IN THIS SECTION 4.5(c), TO ENTER INTO THIS AGREEMENT, THE AGREEMENTS CONTEMPLATED BY THE DOCUMENTS REFERRED TO HEREIN, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AS APPLICABLE

4.6.          Exercise of Rights and Remedies.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary herein, no failure of Parent or Merger Sub to comply with any obligation under this Agreement or the Transaction Documents or otherwise requiring Parent or Merger Sub to consult with, inform or provide updates to the Investors (or similar obligations hereunder or thereunder), including as described in Sections 2.1, 2.2 or 2.3 of this Agreement, shall relieve the Investors from any of their obligations under this Agreement or the Transaction Documents, as applicable.

4.7.          Entire Agreement; Assignment.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, oral or written with respect to such matters.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assignable or delegable (as the case may be), in whole or in part, by operation of Law or otherwise, and any attempted or purported assignment or delegation in violation of this Section 4.7 shall be null and void; provided, however, that, subject to the requirements of applicable Law, Parent may assign all or a portion of its rights and obligations hereunder to any Affiliate; provided, further, that no such assignment shall (i) impede or delay the consummation of the transactions contemplated by this Agreement or (ii) relieve Parent of its obligations hereunder.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.8.          Confidentiality.  Each of the parties hereto agrees to, and shall direct its directors, officers, Affiliates, employees, agents and representatives (collectively, “Representatives”) to, not disclose keep confidential the terms and conditions of this Agreement (“Confidential Information”); provided, however, that nothing herein shall prevent any party hereto from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any Governmental Entity having jurisdiction over such party, (iii) via public disclosure where required by applicable securities Laws or the rules or regulations of the New York Stock Exchange or any United States national securities exchange on which any of the Company Shares are then traded, (iv) to the extent required by applicable Law, (v) to the extent necessary in connection with the exercise of any rights or remedies hereunder and (vi) to such party’s Representatives or any former, current or prospective general or limited partners of such party that such party determines in good faith need to know such information and whom such party shall instruct to comply with the terms of this Section 4.8 (it being understood and agreed that, in the case of clause (i), (ii), (iii) or (iv), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and permitted by law and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, when and if available).

4.9.          Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation by return email) to the respective parties hereto at the following coordinates:

If to Parent or Merger Sub:
c/o Welsh, Carson, Anderson & Stowe 599 Lexington Avenue, Suite 1800 New York, New York 10022
Attention:	Ting Gu
Email:	TGu@wcas.com

With a copy (which shall not constitute notice) to: Cravath, Swaine & Moore LLP 375 Ninth Avenue New York, NY 10001
Attention:	Minh Van Ngo
Andrew M. Wark
Email:	mngo@cravath.com
awark@cravath.com

and
Ropes & Gray LLP 1211 6th Avenue New York, NY 10036
Attention:	Scott A. Abramowitz
Craig E. Marcus
Email:	scott.abramowitz@ropesgray.com
craig.marcus@ropesgray.com

If to the WCAS Investor:

599 Lexington Avenue, Suite 1800 New York, New York 10022

Attention:	Ting Gu
Email:	TGu@wcas.com

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP 1211 6th Avenue New York, NY 10036

Attention:	Scott A. Abramowitz
Craig E. Marcus
Email:	scott.abramowitz@ropesgray.com
craig.marcus@ropesgray.com

If to Mr. Ortenzio:

c/o Select Medical Holdings Corporation
4714 Gettysburg Road, P.O. Box 2034
Mechanicsburg, Pennsylvania 17055
Attention:	Robert A. Ortenzio
Email:	rortenzio@selectmedical.com

With a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
375 Ninth Avenue
New York, NY 10001
Attention:	Minh Van Ngo
Andrew M. Wark
Email:	mngo@cravath.com
awark@cravath.com

If to Mr. Jackson:

c/o Select Medical Holdings Corporation 4714 Gettysburg Road, P.O. Box 2034 Mechanicsburg, Pennsylvania 17055

Attention:	Martin F. Jackson
Email:	mjackson@selectmedical.com

With a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP 375 Ninth Avenue New York, NY 10001

Attention:	Minh Van Ngo
Andrew M. Wark
Email:	mngo@cravath.com
awark@cravath.com

4.10.          Press Release; Communications.  Prior to the Closing, any general notices, press releases, public statements or public communications relating to this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby shall be made only at such time and in such manner as may be mutually agreed upon by each Investor, who shall consult in good faith with each other Investor (including providing such Investor with the content of such disclosure prior to making or delivering such general notice, release, statement or communication) to the extent such communication identifies such other Investor or contains any information that would reasonably be expected to cause a third-party to identify such Investor.  Notwithstanding the foregoing, (a) following the Closing, each Investor shall be permitted to make or issue any such statement or communication without the consent of the other Investors if such statement or communication is substantially consistent with a statement or communication previously made or issued by the parties hereto in compliance with this Section 4.10 and (b) each Investor shall be entitled to make or issue any such statement or communication to the extent it is required to do so by applicable Law, in which case such Investor shall consider in good faith and incorporate any comments thereto made by each other Investor and the parties hereto shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued and any such press releases or public statements shall be made in accordance with the limitations, if any, set forth in the Transaction Documents; provided, further, that nothing herein (including Section 4.8 hereof) shall prohibit any Investor from communicating on a confidential basis with their respective existing or prospective limited partners, members, equityholders or investors. Once information has been made available to the general public in accordance with this Agreement and the Merger Agreement, this Section 4.10 shall no longer apply to such information. Notwithstanding the foregoing, no Investor shall be permitted to make any such notices, press releases, public statements or public communications to the extent doing so would result in Parent or Merger Sub being in breach of Section 7.6 of the Merger Agreement.

4.11.          No Partnership or Agency.  Nothing in the Agreement shall constitute a partnership between the parties hereto or any of them or constitute any such person as agent of any other for any purpose whatever and none shall have authority or power to bind the others or to contract in the name of or create liability against the others in any way or for any purpose save as expressly authorized in writing from time to time.

4.12.          No Third Party Beneficiaries.  This Agreement shall be binding on each party hereto solely for the benefit of each other party hereto, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The parties hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, however, that the Indemnified Parties are express intended third party beneficiaries of Section 2.11 and the Non-Recourse Parties are express intended third party beneficiaries of Section 4.4.

4.13.          No Duty.  In making any determination contemplated by this Agreement, each Investor may make such determination in its sole and absolute discretion, taking into account only such Investor’s own views, self-interest, objectives and concerns.  No Investor shall have any fiduciary or other duty to any other Investor or to Parent except as expressly set forth in this Agreement.

4.14.          Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

PARENT: STALLION INTERMEDIATE CORPORATION

By:	/s/ Tin Gu
	Name:	Ting Gu
	Title:	Vice President and Secretary

MERGER SUB: STALLION MERGERSUB CORPORATION

By:	/s/ Tin Gu
	Name:	Ting Gu
	Title:	Vice President and Secretary

[Signature Page to Interim Investors Agreement]

INVESTORS: WCAS XIV, L.P.
By:	WCAS XIV Associates LLC
Its:	General Partner

By:	/s/ Jennifer Martin
	Name:	Jennifer Martin
	Title:	Managing Member

[Signature Page to Interim Investors Agreement]

INVESTORS: WCAS XIV, L.P.

By:
Name:
Title:

/s/ Robert A. Ortenzio
ROBERT A. ORTENZIO

MARTIN F. JACKSON

[Signature Page to Interim Investors Agreement]

INVESTORS: WCAS XIV, L.P.

By:
Name:
Title:

ROBERT A. ORTENZIO

/s/ Martin F. Jackson
MARTIN F. JACKSON

[Signature Page to Interim Investors Agreement]